                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                JMC GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                [LOGO of JMCG]


                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 1, 1995

To the Stockholders of JMC Group, Inc.:

  Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of JMC Group, Inc., a Delaware corporation (the "Company"), will be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, on Monday, May 1, 1995 at 2:00 p.m., Pacific Time, for the following purposes:

1. To elect three Directors of the Company to serve for three years or until their successors shall be duly appointed or elected; and

2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on March 6, 1995 will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend in person, to assure your representation at the Annual Meeting, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope provided for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder returned a completed Proxy.

  Requests for additional copies of proxy materials and other information should be addressed to Investor Relations at the executive offices of the Company, 9710 Scranton Road, Suite 100, San Diego, California 92121.

                                      By Order of the Board of Directors of
                                      JMC Group, Inc.

                                      /s/  ROSS D. HANSEN

                                      Ross D. Hansen
                                      Corporate Secretary

San Diego, California
March 27, 1995

                               ----------------

                                [LOGO of JMCG]

                               ----------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 1, 1995

                               ----------------

                                    GENERAL

  The enclosed Proxy is solicited by the Board of Directors on behalf of JMC Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 1, 1995 at 2:00 p.m., Pacific Time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037.

  The Company's principal executive offices are located at 9710 Scranton Road, Suite 100, San Diego, California 92121, and the Company's telephone number is
(619) 450-0055. These proxy solicitation materials were first mailed on or about March 27, 1995 to all stockholders entitled to vote at the Annual Meeting.

            INFORMATION CONCERNING VOTING, SOLICITATION AND PROXIES

RECORD DATE AND SHARES OUTSTANDING

  Stockholders of record at the close of business on March 6, 1995 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had issued and outstanding approximately 6,198,898 shares of common stock, $0.01 par value (the "Common Stock"), and no shares of preferred stock.

VOTING AND SOLICITATION

  Each stockholder is entitled to one vote for each share of Common Stock held by him.

  Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted FOR the election of each person nominated by the Board of Directors for election as a Director. The effect of an abstention or a broker nonvote on a proposal is the same as that of a vote against such proposal. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy (the "Proxy Holders") will have discretionary authority to vote such proxy in accordance with their best judgment on such matter.

  Directors are elected by a plurality vote.

  The cost of this proxy solicitation will be paid by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may be solicited by certain of the Company's Directors, officers, and regular employees, without additional compensation, personally or by telephone or telegram.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

DEADLINES FOR RECEIPT OF STOCKHOLDER NOMINATIONS, PROPOSALS AND PROPOSALS FOR INCLUSION IN THE PROXY STATEMENT FOR THE 1996 ANNUAL MEETING

  Section 2.5 of the Company's Bylaws provides that nominations may be made by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally, provided that all stockholders intending to nominate Director candidates for election must deliver written notice thereof to the Secretary of the Company, which notice must be received not less than sixty nor more than ninety days prior to the meeting or, if less than seventy days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, within ten days after the date on which notice of such meeting is first given to stockholders. Such notice must set forth certain information concerning such stockholder and his or her nominee(s), including their names and addresses, such other information as would be required to be in the proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a Director of the Company if so elected. The chairman of the Annual Meeting will refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

  The Company's Bylaws also require that stockholders give advance notice and follow certain other procedures with regard to business they wish to bring before an annual meeting of stockholders. Section 2.6 of the Company's Bylaws provides that all stockholders intending to bring business before the meeting deliver written notice thereof to the Secretary of the Company in the same manner and within the same periods as required for stockholder nominees for the Board of Directors, as described in the preceding paragraph. Such notice shall set forth certain information concerning such stockholder and the proposed business, including any material interest of the stockholder in such business. The chairman of the Annual Meeting will refuse to permit business to be brought before the Annual Meeting if notice is not given in compliance with the foregoing procedure.

  The Company intends to hold its next Annual Meeting of Stockholders on or about May 15, 1996. Stockholders seeking to include a proposal in the Proxy Statement for the Company's 1996 Annual Meeting must ensure that such proposal is received at the executive offices of the Company on or before November 21, 1995. Inclusion of any such proposal is subject to certain other requirements.

                        DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth names and certain other information concerning the Company's Directors and executive officers, as of March 4, 1995:

                                                                        TERM OF
                                                                       OFFICE AS
                                                                       DIRECTOR
NAME                            AGE              POSITION               EXPIRES
----                            ---              --------              ---------
James K. Mitchell..............  56 Chairman, Chief Executive            1995
                                    Officer and Director
Brian J. Finneran..............  51 President, Chief Operating Officer   1995
                                    and Director
D. Mark Carlson................  35 Senior Vice President,                --
                                    Chief Financial Officer
Ross D. Hansen.................  40 Senior Vice President, General        --
                                    Counsel and Corporate Secretary
G. Richard Sippel..............  48 Senior Vice President,                --
                                    Chief Marketing Officer
William L. Webster.............  47 Senior Vice President,                --
                                    Chief Administrative Officer
Pamela R. Schneider............  35 Vice President, Assistant General     --
                                    Counsel and Assistant Corporate
                                    Secretary
Edward J. Baran................  58 Director                             1997
Barton Beek....................  71 Director                             1996
Charles H. Black...............  68 Director                             1997
Robert A. Cervoni..............  42 Director                             1996
Herbert G. Kawahara............  66 Director                             1996
Herman A. Schaefer.............  73 Director                             1995
Donald A. Weeden...............  64 Director                             1997
Robert G. Sharp................  59 Nominee                               --

  Information with respect to the principal occupation during the past five years of each nominee, each current Director and each executive officer is set forth below. There are no family relationships among Directors or executive officers of the Company.

  James K. Mitchell became a Director in October 1988 and became Chairman and Chief Executive Officer of the Company on January 1, 1993. Mr. Mitchell is the founder of the Company's principal subsidiary, James Mitchell & Co. In 1973, Mr. Mitchell was a founding officer of Security First Group (now The Holden Group), a financial services firm which pioneered the concept of marketing insurance and annuity products through stock brokerage firms. Before joining that firm, Mr. Mitchell served as Vice President of Marketing for the Variable Annuity Life Insurance Company of Houston, Texas. He attended Portland State University and is a registered Principal with the National Association of Securities Dealers, Inc. (the "NASD").

  Brian J. Finneran became President and Chief Operating Officer and a Director of the Company on January 10, 1994. From May 1, 1993 to January 9, 1994, he served as Executive Vice President of the Company, with responsibility for sales and marketing. Mr. Finneran joined James Mitchell & Co. in 1984. Prior to that time, Mr. Finneran was an officer of Security First Group. He also held marketing and management positions with Allstate Insurance Company and Investors Diversified Services (IDS). Mr. Finneran received undergraduate and graduate degrees from Fairfield University and is a registered Principal with the NASD.

  D. Mark Carlson became Senior Vice President of the Company on January 10, 1994. Mr. Carlson joined James Mitchell & Co. in 1990 as Assistant Vice President--Accounting and became Chief Financial Officer of James Mitchell & Co. in January 1991. He became Vice President and Chief Financial Officer of the Company on May 1, 1993. Prior to joining James Mitchell & Co., Mr. Carlson was an audit manager with Steres, Alpert & Carne, a San Diego-based accounting firm, which he joined in 1988 after serving as an audit supervisor with the accounting firm of Arthur Young & Company. Mr. Carlson is a graduate of California Lutheran University, is a certified public accountant and is a registered Financial and Operations Principal with the NASD.

  Ross D. Hansen became Senior Vice President and General Counsel of the Company on January 10, 1994. Mr. Hansen joined James Mitchell & Co. in January 1992 as a Vice President and Associate Counsel and became Vice President and Corporate Secretary of the Company on May 1, 1993. Prior to joining James Mitchell & Co., Mr. Hansen was Assistant General Counsel at First Capital Life Insurance Company, which he joined in 1986. Mr. Hansen is a graduate of the University of Utah and has a J.D. from the University of Utah College of Law. He is admitted to practice law in Utah and is a registered Principal with the NASD.

  G. Richard Sippel became Senior Vice President and Chief Marketing Officer of the Company effective January 10, 1994. Mr. Sippel joined James Mitchell & Co. in June 1985 as a Divisional Vice President. Since that time he has held various sales and marketing positions. Mr. Sippel graduated from the University of Southern California and is a registered Principal with the NASD.

  William L. Webster became Senior Vice President and Chief Administrative Officer of the Company on January 10, 1994. Mr. Webster joined James Mitchell & Co. in June 1993 as Vice President of Operations. Prior to that time, he was Vice President of New Business Administration and Vice President of Information Systems for The Holden Group. In such capacities, Mr. Webster was responsible for the administration of the company's annuity sales business which consisted of over 250,000 accounts representing approximately $4 billion in assets. Prior to joining The Holden Group, Mr. Webster was an Administrative Services Manager with Arthur Andersen & Co. Mr. Webster received his undergraduate degree from Lehigh University.

  Pamela R. Schneider became Vice President, Assistant General Counsel and Assistant Corporate Secretary of the Company on January 10, 1994. Ms. Schneider joined James Mitchell & Co. in November 1993 as Vice President and Assistant General Counsel. From June 1991 to October 1993, Ms. Schneider was an Assistant Vice President and Associate Counsel with San Diego Trust & Savings Bank. Prior to that time, she was an associate attorney with the law firm of Latham & Watkins. Ms. Schneider is a graduate of The University of Pennsylvania and The University of Chicago Law School. She is admitted to practice law in California, Illinois and the District of Columbia.

  Edward J. Baran became a Director in August 1992. Mr. Baran, who has spent more than thirty years in the insurance business, is currently Chairman and Chief Executive Officer of BCS Financial Corporation, a financial services holding company. Prior to joining BCS in November 1987, Mr. Baran was Vice Chairman, President and Chief Executive Officer of Capitol Life Insurance Company of Denver, Colorado. He is a graduate of Georgetown University and a member of the Compensation Committee of the Board of Directors.

  Barton Beek became a Director in January 1984. Mr. Beek is a senior partner of O'Melveny & Myers, a law firm which he joined in 1955, with offices worldwide. Mr. Beek is a graduate of the California Institute of Technology, the Stanford University Graduate School of Business and Loyola College of Law. Mr. Beek is a director of Wynns International, Inc. He is a member of the Compensation Committee of the Board of Directors.

  Charles H. Black became a Director in June, 1993. Mr. Black is currently a private investor, having most recently served as Vice Chairman of Pertron Controls Corporation. From 1982 to 1985, Mr. Black served as Executive Vice President, Director and Chief Financial Officer of Kaiser Steel Corporation. He served as Executive Vice President and Chief Financial Officer of Great Western Financial Corporation and Great Western Savings and Loan from 1980 to 1982 after having spent over 20 years in various financial and management positions with Litton Industries, Inc., the most recent being Corporate Vice President and Treasurer. Mr. Black is a member of the Board of Governors of the Pacific Stock Exchange and serves as a director of Investment Company of America, AMCAP Fund, Inc., Fundamental Investors, Inc., American Variable Insurance Trust, and The Global Swap Fund, all mutual funds. He also serves as a director of First Los Angeles Bank and Wilshire Technologies, Inc., in addition to several privately-held corporations. Mr. Black is a graduate of the University of Southern California. He is a member of the Audit Committee of the Board of Directors.

  Robert A. Cervoni became a Director in June 1987. Mr. Cervoni is the Managing Director of Finance and Compliance of Weeden & Co., L.P., a New York Stock Exchange member firm. Weeden & Co., L.P. makes a market in the Common Stock on the NASDAQ National Market System. Mr. Cervoni served as Treasurer and Chief Financial Officer of the Company and its subsidiaries until July 1989. Prior to joining the Company, Mr. Cervoni was Controller of Trading Company of the West. Before joining Trading Company of the West in April 1982, Mr. Cervoni was audit manager with the public accounting firm of Spicer & Oppenheim, formerly Oppenheim, Appel, Dixon & Co., where he specialized in auditing securities brokerage firms and financial institutions. Mr. Cervoni is a certified public accountant and an allied member of and a Registered Financial Principal and Registered Compliance Officer with the New York Stock Exchange. Mr. Cervoni is Chairman of the Audit Committee of the Board of Directors.

  Herbert G. Kawahara became a Director in June 1989. Mr. Kawahara is the former President of the Pacific Stock Exchange, having served in that capacity from January 1988 to May 1989. Previously, Mr. Kawahara had a 29-year career with E.F. Hutton and Company Inc., starting as trainee in 1958 and filling various positions in the retail system. From 1982 to 1987, he served as an Executive Vice President and was the firm's top executive in Southern California. Mr. Kawahara was also a member of the Board of Directors of E.F. Hutton and Company, Inc. from 1982 to 1987. He is a graduate of the University of California at Los Angeles. Mr. Kawahara is Chairman of the Compensation Committee of the Board of Directors.

  Herman A. Schaefer became a Director in March 1984 and served a six-month term as Vice-Chairman of the Board from January 1 to June 30, 1993. Mr. Schaefer retired from Pepsico, Inc. in June 1984. He joined Pepsico in 1958, serving in various financial capacities since that date, most recently as Executive Vice President, Chief Financial Officer and a Director. He is a certified public accountant and is admitted to practice law in Pennsylvania. Mr. Schaefer is a graduate of the Wharton School of Business and Finance and the Law School of the University of Pennsylvania. He is a member of the Audit Committee of the Board of Directors. Mr. Schaefer will be retiring from the Board effective as of the Annual Meeting.

  Donald E. Weeden became a Director in February 1987. Since January 1986, Mr. Weeden has been the Chief Executive Officer of Weeden & Co., L.P. Weeden & Co., L.P. makes a market in the Common Stock on the NASDAQ National Market System. Prior to that time, he was Vice President of Moseley, Hallgarten, Estabrook & Weeden Inc. Mr. Weeden is a director of National Semiconductor, Inc. Mr. Weeden is a member of the Compensation Committee of the Board of Directors.

  Robert G. Sharp is a nominee for Director. Mr. Sharp retired from his position as President and Chief Executive Officer of Keyport Life Insurance Company in February 1992 after having served in that position since 1979. Mr. Sharp is the past chairman of the National Association for Variable Annuities and a former director of the National Association of Life Companies. Mr. Sharp is a graduate of the California State University at Sacramento and is a registered Principal with the NASD.

BOARD MEETINGS AND COMMITTEES

  The business affairs of the Company are managed by or under the direction of the Board of Directors, although it is not involved in day-to-day operations. During the year ended December 31, 1994, the Board of Directors met eight times.

  The Board of Directors of the Company has standing Audit and Compensation Committees. The Board of Directors has no nominating committee or any committee performing the functions of a nominating committee.

  Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent public accountants for the Company and monitors and evaluates the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews the Company's financial reporting policies and practices; reviews with management the status of internal audit and control procedures, adequacies of financial staff and other matters and makes such recommendations to the Board of Directors as may be appropriate; evaluates problem areas having a potential financial impact on the Company which may be brought to its attention by management, the independent public accountants or the Board of Directors; and reviews all public financial reporting documents of the Company. The current members of the Audit Committee are Messrs. Cervoni, Black and Schaefer. Mr. Cervoni is the Chairman. The Audit Committee held four meetings during fiscal 1994.

  Compensation Committee. The Compensation Committee reviews and makes recommendations to the full Board of Directors with respect to the specific compensation to be paid or provided to executive officers and also administers the Company's 1993 Executive Stock Option Plan. The current members of the Compensation Committee are Messrs. Baran, Beek, Kawahara and Weeden. Mr. Kawahara is the Chairman. The Compensation Committee held five meetings during fiscal 1994.

  During the fiscal year ended December 31, 1994, each of the Directors of the Company attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings of the committee(s) of the Board on which he served during the period he served in such capacities.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and the four highest paid executive officers of the Company (the "named executive officers"):

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                  ------------
                                                                   SECURITIES   ALL OTHER
                                       ANNUAL COMPENSATION (1)     UNDERLYING  COMPENSATION
  NAME AND PRINCIPAL                   -------------------------    OPTIONS/   ------------
  POSITION                     YEAR    SALARY($)    BONUS($)(2)    SARS(#)(3)      ($)
  ------------------           ----    -----------  ------------  ------------ ------------
James K. Mitchell,             1994      280,500        42,075        75,000       8,740
 Chairman and                  1993      275,000       267,027             0       8,617
 Chief Executive Officer(4)    1992      196,783       200,000             0       8,484

Brian J. Finneran,             1994      240,000        36,000        30,000       7,970
 President and                 1993      306,450       106,171        30,000       7,847
 Chief Operating Officer(5)    1992          --            --            --          --

D. Mark Carlson,               1994      130,000        19,500        15,000       3,600(6)
 Senior Vice President and     1993      101,100        45,179        15,000       3,547(6)
 Chief Financial Officer       1992          --            --            --          --

G. Richard Sippel,             1994      134,486        16,500        15,000       4,175
 Senior Vice President and     1993          --            --            --          --
 Chief Marketing Officer(7)    1992          --            --            --          --

Ross D. Hansen, Senior Vice    1994      115,000        17,250        15,000       3,564(6)
 President, General Counsel    1993       85,500        45,179        15,000       3,289(6)
 and Corporate Secretary       1992          --            --            --          --

--------
(1) Disclosure of compensation for fiscal 1992 is not required for Messrs. Finneran, Carlson, Sippel and Hansen, who were not executive officers of the Company at any time during 1992. Disclosure of compensation for fiscal 1993 is not required for Mr. Sippel, who was not an executive officer of the Company at any time during 1993.

(2) Reflects bonuses earned during the fiscal year. In some instances all or a portion of the bonus was paid during the subsequent fiscal year.

(3) The Company does not have any outstanding Stock Appreciation Rights
    ("SARs").

(4) Amounts reported for Mr. Mitchell in the "All Other Compensation" column include $4,620, $4,497 and $4,364, respectively, for 1994, 1993 and 1992, representing the Company's contributions to its 401(k) Savings Plan on his behalf and $4,120 for 1994, 1993 and 1992, representing life insurance premiums advanced by the Company pursuant to a split dollar insurance agreement.

(5) Salary amount includes commission overrides of $171,650 for 1993. Amounts reported for Mr. Finneran in the "All Other Compensation" column include $4,620 and $4,497 representing the Company's contributions to its 401(k) Savings Plan on his behalf for 1994 and 1993, respectively, and $3,350 for 1994 and 1993 representing life insurance premiums advanced by the Company pursuant to a split dollar insurance agreement.

(6) Represents the Company's contributions to its 401(k) Savings Plan on behalf of the named executive officer.

(7) Salary amount includes commission overrides of $24,486. Amounts reported for Mr. Sippel in the "All Other Compensation" column represent the Company's contribution to its 401(k) Savings Plan on his behalf.

OPTION GRANTS

  The following table provides information related to grants of options to purchase Common Stock to the named executive officers during the 1994 fiscal year:

                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------
                                      PERCENT OF TOTAL                                POTENTIAL REALIZABLE
                          NUMBER OF     OPTIONS/SARS                                    VALUE AT ASSUMED
                          SECURITIES   GRANTED TO ALL                                    ANNUAL RATE OF
                          UNDERLYING     EMPLOYEES     EXERCISE PRICE                     STOCK PRICE
                         OPTIONS/SARS   DURING FISCAL  OR BASE PRICE                    APPRECIATION FOR
          NAME            GRANTED(1)       YEAR(1)         ($/SH)     EXPIRATION DATE    OPTION TERM(2)
          ----           ------------ ---------------- -------------- --------------- --------------------
                                                                                        5%($)     10%($)
                                                                                      --------- ----------
James K. Mitchell.......    75,000          30.9           $4.40          5/16/99        40,919    138,054
Brian J. Finneran.......    30,000          12.3           $4.00          5/16/99        28,368     67,222
D. Mark Carlson.........    15,000           6.2           $4.00          5/16/99        14,184     33,611
Ross D. Hansen..........    15,000           6.2           $4.00          5/16/99        14,184     33,611
G. Richard Sippel.......    15,000           6.2           $4.00          5/16/99        14,184     33,611

--------
(1) The Company does not have any outstanding SARs. Each of the options shown vests in three equal annual installments beginning May 16, 1995.

(2) The 5% and 10% assumed rates of appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. The potential realizable value was calculated using the closing price of the Common Stock on May 15, 1994 of $3.88 per share. The exercise price was determined by using the opening price of the Common Stock on that same date, plus 10% in the case of Mr. Mitchell.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table provides information related to options exercised by the named executive officers during the 1994 fiscal year and the number and value of options held at fiscal year-end.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                        OPTIONS/SARS AT FY-      IN-THE-MONEY OPTIONS/
                                                             END(#)(1)          SARS AT FY-END($)(1)(2)
                         SHARES ACQUIRED    VALUE    ------------------------- -------------------------
          NAME           ON EXERCISE (#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ----------- ----------- ------------- ----------- -------------
James K. Mitchell.......         0             0            0       75,000           0            0
Brian J. Finneran.......         0             0       10,000       50,000           0            0
D. Mark Carlson.........         0             0        5,000       25,000           0            0
Ross D. Hansen..........         0             0        7,000       26,000           0            0
G. Richard Sippel.......         0             0        3,000       15,000           0            0

--------
(1) The Company does not have any outstanding SARs.

(2) The closing price for the Common Stock on December 30, 1994, as reported by the NASDAQ National Market System, was $1.563. All of the named executive officers' outstanding options were exercisable for a price greater than $1.563 at fiscal year end.

COMPENSATION OF DIRECTORS

  The members of the Board of Directors who are not full-time employees of the Company are entitled to receive reimbursement for out-of-pocket expenses they incur in attending Board meetings and otherwise performing their duties and receive fees of $1,000 for each meeting of the Board of Directors which they attend. Members of committees additionally receive $500 per committee meeting held on the same day as a Board of Directors' meeting, or $1,000 per committee meeting if held on a different day. Committee chairpersons receive an additional $500 per committee meeting. Non-employee Directors receive formula grants of non-qualified stock options under the Company's 1993 Executive Stock Option Plan. Options to acquire 12,000 shares of Common Stock are to be granted within six months after an individual takes office as a Director and options to acquire an additional 12,000 shares are to be granted within six months after every third anniversary of such Director's taking office. Officers of the Company are not compensated for their services as Directors or committee members.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Effective January 1, 1993, the Company entered into an Employment Agreement with Mr. Mitchell. Pursuant to the Employment Agreement, Mr. Mitchell is to serve as Chief Executive Officer of the Company. The initial term of the Employment Agreement is three years. During that time, Mr. Mitchell is to be paid a base salary of $275,000 per annum. Such base salary will automatically increase on January 1 of each year based on any increase in the consumer price index as provided in the Employment Agreement. In addition, Mr. Mitchell will be paid annual incentive compensation equal to 3% of the Company's consolidated pre-tax operating income, but in no event shall such incentive compensation exceed Mr. Mitchell's then current base salary. Mr. Mitchell is entitled to receive all other benefits of employment generally available to the Company's employees.

  In the event that Mr. Mitchell is terminated without cause prior to the expiration of the initial three- year term of the Employment Agreement, Mr. Mitchell will be entitled to receive salary and incentive compensation in the manner, timeframe and amounts provided in the Employment Agreement as though he had continued in the Company's employ for the stated term thereof. If Mr. Mitchell is terminated for cause, then he is entitled to receive salary and incentive compensation pro-rated to a date which is three months following the date of such termination. Termination for cause is defined in the Employment Agreement as termination by reason of malfeasance or misconduct which the Board of Directors reasonably believes violates legal or ethical responsibilities, or by reason of gross negligence in the conduct of the Company's business.

  Pursuant to the Employment Agreement, Mr. Mitchell agrees that he will not appropriate for his own use any of the Company's confidential information and, during the term of this employment with the Company and for a period of one year thereafter, that he will not solicit, hire, contract with, or otherwise take away any customer or employee of the Company or participate in any such solicitation, hiring, contracting or taking away. Finally, Mr. Mitchell agrees that he will not, at any time, utilize any trade secret information regarding the Company's customers and employees which he acquires during the term of the Employment Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee of the Board of Directors served as an officer or employee of the Company or its subsidiaries. No executive officers of the Company served during fiscal 1994 on the board of directors of any company which had a representative on the Company's Board of Directors. No member of the Company's Board of Directors served during 1994 as an executive officer of a company whose board of directors had a representative from the Company or the Company's Board of Directors.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee (the "Committee") is composed entirely of independent members of the Board of Directors. During fiscal 1994, this Committee met five times. The Committee recommends executive compensation policy and practice to the Board of Directors and administers the Company's 1993 Executive Stock Option Plan. The Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee during fiscal year 1994.

  The Committee's compensation policy with regard to the Company's executive officers has been to provide these officers, in the aggregate, with salary and incentive compensation competitive with the marketplace. Compensation has primarily consisted of salaries, stock options and cash bonuses based upon the Company's pre-tax earnings. No executive officer other than the Chief Executive Officer is a party to an employment contract. For 1994, the salary of the Chief Executive Officer remained as fixed by his employment agreement at $280,500 and salaries for executive officers other than the Chief Executive Officer were set by the Committee upon the recommendation of the Chief Executive Officer.

  The Compensation Committee, at its December, 1994 meeting, considered the estimated operating results for the year and the extraordinary items, including the restructuring charge, the loss from the write-off of goodwill and the payment from a client financial institution for the right to recruit certain employees which had impacted the Company's net earnings. The Committee recognized that regardless of how the extraordinary items were treated, the bonus pool determined as a percentage of pre-tax earnings, would result in the executive officers receiving little or no bonus compensation. In prior years, bonuses for the Company's executive officers had been based on consolidated pre-tax operating income. After discussion, the Compensation Committee decided that, under all the circumstances, discretionary bonuses should be awarded to encourage and support management and to retain their loyalty and diligent efforts. The Committee's conclusion was based upon a determination that management had acted in a decisive and timely manner, had made difficult decisions and made the best out of a series of adverse circumstances beyond management's control. Accordingly, the Company's six senior executive officers were awarded bonuses equal to 15% of their annual salaries. The 1994 salary and bonuses of the Chief Executive Officer and President were, respectively, 40.5% and 33% less than their 1993 compensation. Other officers experienced slight increases or declines in their 1994 compensation compared with 1993. Those whose compensation increased realized the increases as a result of receiving a full-year's salary at a higher level.

  While there is no established policy with respect to the frequency or amount of option grants, the Committee desires that the executive officers own Company Stock to both provide incentive compensation based on performance factors deemed important to the Company's stockholders and to provide an element of downside risk to more closely align the interests of executives with the interests of the stockholders. The Committee considers the granting of stock options annually taking into account the individual executive officers' contributions to the Company and the amount and terms of existing options. The grants of options made by the Committee in 1994 to executive officers of the Company other than the Chief Executive Officer, covering 95,000 shares at an exercise price of $4.00 per share, were based in large part upon the recommendations of the Chief Executive Officer who desired to continue to provide key executives with stock options to encourage retention and to reenforce the objectives of the Compensation Committee as articulated above. The grant of options to Mr. Mitchell, covering 75,000 shares at an exercise price of $4.40 per share, was based on the fact that Mr. Mitchell had no currently outstanding options and the Committee felt he should have options in proportion to other executive officers. The options granted to executive officers represented less than three percent of the outstanding Common Stock.

  Mr. Mitchell's compensation as Chairman and Chief Executive Officer of the Company is governed by the terms of a written Employment Agreement. See "Executive Compensation -Employment Contracts and Termination of Employment and Change-in-Control Agreements." Mr. Mitchell, who became Chief Executive Officer of the Company effective January 1, 1993, received the following compensation for fiscal

1994: $280,500 salary and $42,075 bonus for a total of $322,575, exclusive of standard benefits and stock options. In addition, Mr. Mitchell was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $4.40 per share. This option vests in three equal installments beginning in May, 1995. This compares to $275,000 salary and $267,027 bonus for a total of $542,027 in 1993. Mr. Mitchell's salary under his Employment Agreement was set by the committee in early 1993 based upon compensation payable to his predecessor, the former Chief Executive Officer of the Company, and involved an increase in his 1993 base salary on account of Mr. Mitchell's assumption of the additional responsibilities of Chief Executive Officer of the Company in addition to his duties as Chief Executive Officer of the Company's principal operating subsidiary. At the close of 1994, Mr. Mitchell was the largest stockholder of the Company with a total of 703,607 shares.

  In November 1993, the Compensation Committee engaged Sibson & Company to assist the Committee in assembling factual data regarding "competitive" compensation and in evaluating the Company's compensation practices in comparison with those of similarly-situated companies. Sibson & Company assembled compensation data from eleven companies it identified as the Company's competitors. All of these companies were third-party marketers of annuities, insurance products and mutual funds to customers of financial institutions. Almost all of the companies in the survey are either subsidiaries of other companies or are privately held and, as a result, do not appear in the NASDAQ Financial Stocks Industry Index presented under the heading "Performance Graph." These companies were selected because they are in substantially the same business as the Company. In establishing compensation levels, the Committee has and will continue to make reference to the Sibson & Company report and other sources of information. Sibson & Company compared the Company's compensation practices with those reflected in the Sibson & Company peer group and advised the Committee that the 1993 aggregate compensation levels are comparable to those predicted by the survey results given the Company's size and independent corporate structure. Differences in individual executive officer compensation from those of their peers result from variations in experience and performance. Although most 1994 aggregate compensation levels are less than in 1993, the Compensation Committee believes the compensation remains competitive and within the levels reflected in the Sibson & Company report. The Committee is also reviewing the effect of the $1 million limit on the deductibility of certain compensation pursuant to Section 162(m) of the Internal Revenue Code upon the Company's compensation policies and intends to take the steps necessary to cause the Company's compensation policies to comply with this provision.

  The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  HERBERT G. KAWAHARA, CHAIRMAN OF THE COMPENSATION COMMITTEE
  EDWARD J. BARAN
  BARTON BEEK
  DONALD E. WEEDEN

                               PERFORMANCE GRAPH

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the five fiscal years ended December 31, 1994 with the cumulative total return on the S&P 500 Index and the NASDAQ Financial Stocks Industry Index.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                     AMONG JMCG, S&P 500 INDEX AND NASDAQ

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          S&P
1995                         JMCG           500 INDEX    NASDAQ
-------------------          -----------    ---------    ---------
Measurement Pt-12/31/89
FYE 12/31/89                 $100           $100         $100
FYE 12/31/90                 $150           $ 96.83      $ 76.69
FYE 12/31/91                 $169           $126.41      $118.67
FYE 12/31/92                 $313           $136.11      $169.40
FYE 12/31/93                 $419           $149.70      $196.90
FYE 12/31/94                 $ 78           $151.50      $196.90



  The foregoing information shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                               SECURITY OWNERSHIP

  Unless otherwise noted below, the following table presents certain information with respect to the ownership of the Common Stock as of March 4, 1995 by each person known by the Company to own beneficially more than 5% of the Common Stock, by each person who is a Director or nominee for Director of the Company, by each named executive officer and by all executive officers and Directors of the Company as a group:

                                                          SHARES OF COMMON
                                                                STOCK
                                                         BENEFICIALLY OWNED
                                                       AS OF MARCH 4, 1994 (1)
                                                       -----------------------
                     NAME                               NUMBER(2)(3)       %
                     ----                              -------------   -------
      James K. Mitchell..............................      703,607       11.1
      JMC Group, Inc.
      9710 Scranton Road, Suite 100
      San Diego, CA 92121

      Thomas W. Smith(4).............................      515,000        8.1
      Edward J. McAree
      Thomas N. Tryforos
      323 Railroad Avenue
      Greenwich, CT 06830

      The T.K. Bliss Investment Fund(5)..............      320,000        5.0
      Timothy K. Bliss
      Terry Whalen
      1485 E. Valley Road, Suite J
      Santa Barbara, CA 93108

      Brian J. Finneran..............................      221,439        3.5

      D. Mark Carlson................................       25,051          *

      Ross D. Hansen.................................       14,482          *

      G. Richard Sippel..............................        6,474          *

      Edward J. Baran................................        8,000          *

      Charles H. Black(6)............................      253,031        4.0

      Barton Beek....................................       36,000          *

      Robert A. Cervoni..............................       30,000          *

      Herbert G. Kawahara............................       16,000          *

      Herman A. Schaefer.............................      138,000        2.2

      Donald E. Weeden(7)............................       76,938        1.2

      Robert G. Sharp ...............................            0          *

      All Executive Officers and Directors as a group
       (14 persons)..................................    1,530,458       24.1
        Total outstanding shares(8)..................    6,353,898

--------
*   Less than 1%
(1) All ownership figures include options to purchase shares of Common Stock exercisable within 60 days of March 4, 1994, as set forth below. Except as otherwise noted below, each individual, directly or indirectly, has sole or shared voting and investment power with respect to the shares listed.
(2) Includes 4,497; 4,439; 3,051; 729; 3,474; and 17,255 vested shares of
    Common Stock contributed by the Company to the Company's 401(k) Savings Plan for Messrs. Mitchell, Finneran, Carlson, Hansen, Sippel and for all executive officers and Directors as a group, respectively.
(3) Includes options to purchase 16,000; 10,000; 12,000; 3,000; 8,000; 4,000;
    12,000; 12,000; 8,000; 62,000; 8,000 and 155,000 shares of Common Stock for
    Messrs. Finneran, Carlson, Hansen, Sippel, Baran, Black, Beek, Cervoni, Kawahara, Schaefer, Weeden and for all executive officers and Directors as a group, respectively.
(4) Information is as of January 19, 1994. Each of Messrs. Smith, McAree and Tryforos beneficially own the shares shown in his capacity as investment manager for three private investment limited partnerships of which he is a general partner.
(5) Information is as of September 19, 1994. Mr. Bliss is the sole general partner of the T.K. Bliss Investment Fund, a California Limited Partnership (the "Investment Fund"). Mr. Whalen is an employee of Mr. Bliss and disclaims beneficial ownership of the shares of Common Stock owned by the Investment Fund. Mr. Bliss disclaims beneficial ownership of the shares deemed to be beneficially owned by the Investment Fund, except to the extent of his proportionate interest in the shares as a partner of the Investment Fund.
(6) Includes 22,800 shares held by the Charles H. Black Pension Trust and 14,000 shares held by Mr. Black as trustee for the benefit of Richard S. Black, Charles H. Black, Jr., and Mr. Black in which Mr. Black has a 1/3 beneficial ownership interest. Also includes 36,200 shares owned individually by Mr. Black's wife as to which he disclaims beneficial ownership.
(7) Includes 50,000 shares held by Weeden Ventures, a general partnership of which Mr. Weeden is a general partner and 3,000 shares held by Weeden & Co., L.P., of which Mr. Weeden is Chief Executive Officer.
(8) Includes 155,000 shares issuable upon exercise of stock options.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, NASDAQ and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1994 all
Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were complied with.

                             ELECTION OF DIRECTORS

NOMINEES

  Three of the Company's total of nine Directors are to be elected at the Annual Meeting. The Board of Directors of the Company has authorized the nomination at the Annual Meeting of the persons named below as candidates. Unless otherwise directed, the Proxy Holders will vote the proxies received by them for the three nominees named below. Messrs. Mitchell and Finneran are presently Directors of the Company. Mr. Sharp has been nominated to succeed Mr. Schaefer, whose term expires and who will retire effective as of the Annual Meeting. In the event that any such nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the existing Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a Director.

  Information with respect to the nominees to the Board of Directors is set forth above in "Directors and Executive Officers." The names of the nominees are as follows:

                               James K. Mitchell
                               Brian J. Finneran
                                Robert G. Sharp

  The Directors elected at this Annual Meeting will serve a three-year term, until the annual meeting of stockholders in 1998, or until their successors are duly elected.

REQUIRED VOTE

  The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote is required for the election of each Director nominee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH PERSON NOMINATED FOR ELECTION AS A DIRECTOR.

                              INDEPENDENT AUDITORS

  Deloitte & Touche LLP has audited the financial statements of the Company and its subsidiaries for fiscal year 1994 and will audit the financial statements for fiscal 1995. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies. It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN YOUR PROXY PROMPTLY.

                                      By Order of the Board of Directors of
                                      JMC Group, Inc.

                                      /s/  ROSS D. HANSEN

                                      Ross D. Hansen
                                      Corporate Secretary

Dated: March 27, 1995

  THE COMPANY'S ANNUAL REPORT, INCLUDING THE FINANCIAL STATEMENTS FOR THE COMPANY'S 1994 FISCAL YEAR, HAS EITHER ACCOMPANIED OR PRECEDED THIS PROXY STATEMENT. IF A STOCKHOLDER DESIRES A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, ONE WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE WRITE TO INVESTOR RELATIONS, JMC GROUP, INC., 9710 SCRANTON ROAD, SUITE 100, SAN DIEGO, CALIFORNIA 92121.

-------------------------------------------------------------------------------
                                JMC GROUP, INC.
                                 FORM OF PROXY
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 1, 1995

  The undersigned hereby appoints James K. Mitchell, Brian J. Finneran and D. Mark Carlson, and each of them, as his agents and proxies with full power of substitution to vote any and all shares of Common Stock of JMC GROUP, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held May 1, 1995, or any adjournment or postponement thereof, as specified below.

1. Election of the following nominees as directors: James K. Mitchell, Brian J. Finneran and Robert G. Sharp.

  [_] FOR                            [_] WITHHOLD AUTHORITY
      (except as indicated               TO VOTE FOR
      to the contrary below)

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.

--------------------------------------------------------------------------------
2. As they shall in their sole judgment determine on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              (PLEASE SIGN AND DATE THE PROXY ON THE REVERSE SIDE)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  This proxy will be voted as you specify on the reverse hereof. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE PERSONS NAMED IN PROPOSAL 1 ON THE REVERSE HEREOF, ALL OF WHOM WILL BE NOMINATED BY THE BOARD OF DIRECTORS OF JMC GROUP, INC. FOR ELECTION AS DIRECTORS. If any such nominee is unable or unwilling to serve or is otherwise unavailable, said proxy holders shall have discretion and authority to vote in accordance with their judgment for other nominees as they in their sole judgment shall determine.

Dated: _____________, 1995.
                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------
                                                       (signature)

                                          Sign exactly as name appears hereon.
                                          Give your full title if signing in
                                          other than an individual capacity.
                                          All joint owners should sign.

-------------------------------------------------------------------------------